SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 26, 2005

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.05. Costs Associated with Exit or Disposal Activities.

On April 26, 2005, FMC Corporation (“FMC” or “the Company”) made the decision to close its Copenhagen, Denmark, carrageenan plant and a blending facility in Bezons, France. High costs at the Copenhagen plant coupled with reduced demand for the specific extract types manufactured at that site have made it uneconomical for FMC to continue operation. FMC will consolidate production and supply carrageenan from other FMC facilities around the world.

The Company expects the closures will result in an estimated pre-tax charge to earnings of approximately $30 million over the second and third quarters of 2005. Estimates of the total cost the Company expects to incur for each major type of cost associated with the closures are: (i) accelerated depreciation of plant and equipment of $23 million, (ii) severance and employee benefits of approximately $3 million, and (iii) $4 million of other costs. Net cash outlays related to the closures are expected to be approximately $5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By:	/s/ W. KIM FOSTER
W. Kim Foster Senior Vice President and Chief Financial Officer

Date: April 29, 2005